EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Virginia Commerce Bancorp, Inc. of our report, dated February 15, 2001, relating to the consolidated balance sheets of Virginia Commerce Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998, which report appears in the Virginia Commerce Bancorp, Inc. Annual Report to Shareholders for the year ended December 31, 2000, incorporated by reference in the Virginia Commerce Bancorp, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2000.


/s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
August 29, 2001